Exhibit 99.3
CR-09-06
THE GEO GROUP ANNOUNCES RETIREMENT OF CHIEF
FINANCIAL OFFICER, JOHN G. O’ROURKE AND APPOINTMENT
OF BRIAN R. EVANS AS GEO’S NEW CHIEF FINANCIAL OFFICER
Boca Raton, Fla. — February 12, 2009 — The GEO Group (NYSE:GEO) (“GEO”) announced today that John G. O’Rourke, GEO’s Chief Financial Officer, will retire effective August 2, 2009 after 18 years of service with GEO. Mr. O’Rourke will turn 59 years old on August 1, 2009 and has been responsible for GEO’s financial management functions since 1991, assuming the position of Chief Financial Officer in 1994. Prior to joining GEO, Mr. O’Rourke was a career officer in the United States Air Force. Mr. O’Rourke will be succeeded by Brian R. Evans, GEO’s Vice President, Finance and Treasurer. Mr. Evans is 41 years old and joined GEO in 2000. He is a graduate of the University of Notre Dame with a Bachelor’s Degree in Accounting. During his time at GEO, Mr. Evans has served in increasingly senior positions with the company, including as Vice President, Finance, Chief Accounting Officer, and Controller.
George C. Zoley, Chairman of the Board and Chief Executive Officer of GEO said: “We have been very fortunate to have counted Jerry O’Rourke as a member of our senior management team for eighteen years. His contributions to our company and his professionalism and dedication have been unmatched. Mr. O’Rourke has decided to retire but will remain available for GEO on a part-time consulting basis. Our Vice President of Finance and Treasurer, Brian Evans, will succeed Mr. O’Rourke effective August 2nd. Mr. Evans is uniquely qualified to lead our business management team having served in increasingly senior positions in our company over the last eight years.”
The GEO Group, Inc. (“GEO”) is a world leader in the delivery of correctional, detention, and residential treatment services to federal, state, and local government agencies around the globe. GEO offers a turnkey approach that includes design, construction, financing, and operations. GEO represents government clients in the United States, Australia, South Africa, and the United Kingdom. GEO’s worldwide operations include the management and/or ownership of 62 correctional and residential treatment facilities with a total design capacity of approximately 60,000 beds, including projects under development.
This press release contains forward-looking statements regarding future events and future performance of GEO that involve risks and uncertainties that could materially affect actual results, including statements regarding estimated earnings, revenues and costs and our ability to maintain growth and strengthen contract relationships. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) GEO’s ability to successfully pursue further growth and continue to enhance shareholder value; (2) GEO’s ability to access the capital markets in the future on satisfactory terms or at all; (3) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (4) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (5) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (6) GEO’s ability to obtain future financing on acceptable terms; (7) GEO’s ability to sustain company-wide occupancy rates at its facilities; and (8) other factors contained in GEO’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.
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